EXHIBIT 12

                                               STATEMENT OF COMPUTATION OF OTHER RATIOS

                                                                         (Dollars in thousands, except per share data)
For the year ended December 31:                                     1993             1992            1991           1990
Net income                                                      $  127,902      $   111,091     $    92,981     $   87,476
Less:  preferred stock dividends                                        --               --              --           (636)
Net income available to common shareholders                        127,902          111,091          92,981         86,840

Average common equity                                              768,161          683,830         638,106        580,430
Average total equity                                               768,161          683,830         638,106        585,997
Average assets                                                   9,253,633        8,761,913       8,347,108      7,975,849
Fully diluted net income per common share*                      $     3.14      $      2.71     $      2.21     $     2.08
Dividends per common share*                                     $     1.07      $   .90 1/3     $   .78 2/3     $  .72 1/3

Ratios:

Return on average common equity                                     16.65%           16.25%          14.57%         14.96%
  (net income available to common shareholders
  divided by average common equity)

Return on average total equity                                      16.65%           16.25%          14.57%         14.93%
  (net income divided by average total equity)

Return on average assets                                             1.38%            1.27%           1.11%          1.10%
  (net income divided by average assets)

Average total equity to average assets                               8.30%            7.80%           7.64%          7.35%

Dividend payout ratio                                                34.1%            33.3%           35.6%          34.8%
  (dividends per common share divided by
  fully diluted net income per common share)
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
*Per share amounts are shown adjusted for a 3-for-2 stock split paid September 1992.